UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT

 TO SECTION 13 OR 15(d) OF THE

 SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 11, 2013

COMMONWEALTH REIT

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-9317	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

(617) 332-3990

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 1.01 Entry into a Material Definitive Agreement.

On March 11, 2013, CommonWealth REIT, or the Company, entered into a registration agreement, or the Registration Agreement, with Government Properties Income Trust, or GOV.  As of March 8, 2013, the Company beneficially owned approximately 18% of GOV’s issued and outstanding common shares of beneficial interest.  Under the Registration Agreement, GOV has agreed to, among other things, file a registration statement with respect to the Offering (as defined below), and the Company has agreed to pay all expenses incurred by GOV relating to the registration and sale of the common shares of GOV owned by the Company in the Offering. GOV has agreed to indemnify the Company, its officers, trustees and controlling persons, and the Company has agreed to indemnify GOV and GOV’s officers, trustees and controlling persons, against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Alternatively, GOV and the Company have agreed to contribute to payments that the other may be required to make in respect of those liabilities. The Registration Agreement includes provisions for binding arbitration of disputes between the parties or by shareholders against either party arising out of or relating to the Registration Agreement, the Offering, the registration of the common shares of beneficial interest of GOV with respect to the Offering, or the use of proceeds from the Offering.

The foregoing description of the Registration Agreement is not complete and is subject to and qualified in its entirety by reference to the Registration Agreement, a copy of which is attached as Exhibit 4.1 hereto, which is incorporated herein by reference.

Item 8.01 Other Events.

On March 11, 2013, the Company issued a press release announcing the commencement of a registered public offering, or the Offering, of its 9,950,000 common shares of beneficial interest of GOV.

A copy of the Company’s press release is filed as Exhibit 99.1 hereto and is incorporated into this Item 8.01 by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
4.1	Registration Agreement, dated March 11, 2013, by and between CommonWealth REIT and Government Properties Income Trust
99.1	Press release dated March 11, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ John C. Popeo
	Name:	John C. Popeo
	Title:	Treasurer and Chief Financial Officer

Date: March 11, 2013